UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pomeroy IT Solutions, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement dated December 23, 2008, with Craig J. Propst, which is to be effective as of November 6, 2008 (the “Effective Date”).

As previously reported on a Form 8-K filed on November 10, 2008, the Board of Directors of Pomeroy IT Solutions, Inc. (the "Company") promoted Craig J. Propst, age 47, to Senior Vice President, Treasurer and Chief Financial Officer, effective November 6, 2008.  The Company had previously entered into an employment agreement with Mr. Propst, made effective March 17, 2008, when he was hired as the Company’s Vice President and Treasurer.

On December 23, 2008, the Company entered into an Amended and Restated Employment Agreement (the "Amended and Restated Employment Agreement") with Mr. Propst.  The Amended and Restated Employment Agreement provides for an initial term that ends on March 17, 2011, and is automatically renewed for additional consecutive one year terms unless either party gives written notice of his/its intent not to renew at least 90 days prior to the expiring term.  The Amended and Restated Employment Agreement provides for an annual base salary of $225,000 during the initial term, subject to an annual review by the President and Chief Executive Officer in conjunction with the Board of Directors of the Company (the “Board”) or a committee thereof who may increase, but not decrease, the annual base salary amount.  The Amended and Restated Employment Agreement also provides for both quarterly and annual targeted cash bonuses measured against financial criteria including Net Profit Before Taxes (as more specifically determined by the Board or a committee thereof).  The quarterly and annual targeted bonuses for a fiscal year shall be targeted for at least $125,000, with a potential for an increased or reduced amount based on performance under the terms of the bonus plan.

The Amended and Restated Employment Agreement provides for equity awards under the Company’s Amended and Restated 2002 Stock Incentive Plan (“Plan”) including stock options and shares of restricted stock as follows:  (1) on December 23, 2008, the date that the Amended and Restated Employment Agreement was made and entered into, an option to acquire Seventeen Thousand Five Hundred (17,500) shares of the Company's common stock under the Plan at the fair market value of such common shares as of the date of the award.  The term of the stock option award shall be five (5) years.  One-fourth of the stock options shall be vested immediately and equal shares shall vest thereafter on each of the next three anniversaries of the Award Agreement, subject to accelerated vesting in the event of a change in control as defined in the Amended and Restated Employment Agreement; (2) Mr. Propst will be eligible for a stock option award on each annual anniversary at the discretion of the President and Chief Executive Officer and the Board or a committee thereof; (3) on December 23, 2008, the date that the Amended and Restated Employment Agreement was made and entered into, the Company shall grant Executive an equity award of Twelve Thousand Five Hundred (12,500) shares of restricted stock under the Plan at the fair market value of such common shares as of the date of the award.  All of the shares of restricted stock shall vest on the fourth anniversary of the Effective Date, subject to accelerated vesting in the event of (A) a change in control (as defined in the Amended and Restated Employment Agreement) based upon the time of occurrence of the change in control, or (B) upon the expiration of the initial term under the Amended and Restated Employment Agreement if the Company does not renew the Amended and Restated Employment Agreement; and (4) Mr. Propst will be eligible for an award of shares of restricted stock on each anniversary of the Effective Date at the discretion of the President and Chief Executive Officer and the Board or a committee thereof.    The Amended and Restated Employment Agreement also provides for certain fringe benefits including medical insurance, three (3) weeks vacation, term life insurance, a car allowance of $500 per month, and reimbursement of travel and entertainment expenses.

The Amended and Restated Employment Agreement provides for certain payments to Mr. Propst in connection with a termination of his employment which payments vary depending upon the circumstances of his termination.  The Amended and Restated Employment Agreement also provides for customary provisions relating to confidentiality of the Company’s information, non-competition with, and non-disparagement of, the Company and non-solicitation of customers and certain employees.

The Amended and Restated Employment Agreement provides for change in control benefits including the vesting of certain stock options and restricted stock and, if upon the change in control he is terminated Without Cause or he terminates his employment For Good Reason, then the Company will pay a pro rata bonus through the date of termination and, if Mr. Propst delivers a release of claims, the Company will pay his Base Salary for a period of 12 months and reimbursement of any premiums paid by Mr. Propst for a period of one year from the Termination Date pursuant to the exercise of his COBRA rights.

The foregoing discussion is qualified in its entirety by reference to Mr. Propst’s Amended and Restated Employment Agreement, which agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.  Capitalized terms not defined herein have the meanings set forth in the Amended and Restated Employment Agreement.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Employment Agreement by and between Pomeroy IT Solutions, Inc., and Craig J. Propst, dated December 23, 2008, and made effective November 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: December 29, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer